                                                                  EXHIBIT (a)(1)

         OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE
                           EMPLOYEES FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

This document constitutes part of a prospectus relating to the Microtune, Inc. 1996 Stock Option Plan, the Microtune, Inc. 2000 Stock Plan, the Transilica, Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan and the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.

                                 OCTOBER 1, 2002

                                 MICROTUNE, INC.

OFFER TO EXCHANGE ALL OUTSTANDING, UNEXERCISED OPTIONS HELD BY ELIGIBLE EMPLOYEES UNDER THE MICROTUNE, INC. 1996 STOCK OPTION PLAN, THE MICROTUNE, INC. 2000 STOCK PLAN, THE TRANSILICA, INC. 2000 STOCK OPTION, DEFERRED STOCK AND RESTRICTED STOCK PLAN AND THE TRANSILICA, INC. 2001 AMENDED AND RESTATED EQUITY INCENTIVE PLAN FOR A NEW OPTION TO BE GRANTED UNDER THE MICROTUNE, INC. 2000 STOCK OPTION PLAN.

         The offer and withdrawal rights of this Offer to Exchange expire at 12:00 midnight, Central Time, on October 31, 2002, unless the Offer is extended. Should you decide to tender your options or withdraw your tendered options, we must RECEIVE, before 12:00 midnight, Central Time, on October 31, 2002, (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form. These documents must be delivered by facsimile (fax # (972) 673-1876) or hand delivery to Microtune, Inc., Stock Administration, Attn:
Barbara Ureste, 2201 10th Street, Plano, Texas 75074. This is a one-time
Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 12:00 midnight Central Time on October 31, 2002.

         Microtune, Inc. ("MICROTUNE," "WE" or "US") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Microtune common stock granted under the Microtune, Inc. 1996 Stock Option Plan, the Microtune, Inc. 2000 Stock Plan, the Transilica, Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan and the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan all of which may be amended from time to time for a new option which we will grant under the Microtune, Inc. 2000 Stock Plan. An "ELIGIBLE EMPLOYEE" refers to all employees of Microtune or one of our subsidiaries of Microtune as of the date the Offer commences and as of the date tendered options are cancelled. To clarify, non-employee affiliates and contractors are not eligible for the Offer. Please be sure to read Section 16 below, in which we discuss the tax consequences of participating in the Offer for eligible employees within the United States. Special tax considerations may apply to eligible employees resident or otherwise subject to taxation in the Philippines, Germany, the Netherlands, Korea, Hong Kong, Japan and Taiwan. Please be sure to read Section 17 below, in which we discuss the tax consequences of participating in the Offer for eligible employees outside the United States and specific rules that apply to new options in certain jurisdictions. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related letter from Douglas J. Bartek dated October 1, 2002, and the Election Form (which together, as they may be amended from time to time, constitute the "OFFER").

         If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a new option grant to purchase a number of shares which will be calculated as follows:

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

You may only tender options for all or none of the unexercised shares covered by any particular grant of options. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and two days after the date we cancel the options accepted for exchange. The Board of Directors of Microtune intends to grant the new options promptly after the date that is at least six months and two days from the date that we cancel the tendered options. All tendered options accepted by us through the Offer will be cancelled promptly. The Offer is currently scheduled to expire at 12:00 midnight, Central Time on October 31, 2002, or such date and time as we may extend the Offer (the "EXPIRATION DATE"), and we expect to cancel options beginning on October 1, 2002, or as soon as possible thereafter (the "CANCELLATION DATE").

         IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL ALSO BE REQUIRED TO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX-MONTH PERIOD PRIOR TO THE COMMENCEMENT OF THE OFFER. This means that if you participate in the Offer, you will be required to tender all options granted to you since April 1, 2002.

         The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 6 of this Offer.

         If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the Microtune, Inc. 2000 Stock Plan. In order to receive a new option pursuant to this Offer, you must continue to be an employee as of the date on which the new options are granted, which will be no earlier than the first business day that is six months and two days after the Cancellation Date. ONCE YOUR OPTION IS CANCELLED, IT IS GONE FOREVER. ACCORDINGLY, IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL NOT HAVE THE BENEFIT OF THE CANCELLED OPTION OR THE NEW OPTION.

         The exercise price per share of the new options will be equal to the market closing price on the date prior to the new grant, as reported by the Nasdaq National Market.

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

     The number of shares subject to your new options will be calculated as follows based upon the total of unexercised and outstanding shares subject to your properly tendered options. The term of each new option shall be as stated in the option but no longer than the Term of the Option Plan. Subject to your continued status as an employee of Microtune or one of its subsidiaries, as applicable, each new option will vest and be exercisable as follows:

         (i) The new grant will have an exercise price equal to the market closing price on the date prior to the new grant.

         (ii) The new grant will have a vesting schedule as follows: 1/54th each month, with a vesting start date of six (6) months and two (2) days following your cancellation (you will be given credit for vesting at least 6 months of options by the time the grant is made 6 months and 2 days after you elect to participate.)

         Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options for exchange. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your options.

         Shares of Microtune common stock are traded on the Nasdaq National Market under the symbol "TUNE." On October 1, 2002 the closing price of our common stock reported on the Nasdaq National Market was $2.68 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE

INFORMATION CONTAINED IN THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct general questions about the Offer or requests for additional copies of this Offer, the letter from Douglas J. Bartek dated October 1, 2002 and the Election Form to Barbara Ureste at telephone number (972) 673-1838.

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, mail with receipt before the deadline, or hand deliver it and any other required documents to Microtune, Inc., Attn: Barbara Ureste, at fax number (972) 673-1876 prior to midnight, October 31, 2002.

         We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED LETTER FROM DOUGLAS J. BARTEK DATED OCTOBER 1, 2002 AND THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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                                TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................  6
CERTAIN RISKS OF PARTICIPATING IN THE OFFER............................... 15
INTRODUCTION.............................................................. 17
THE OFFER................................................................. 20
   1. ELIGIBILITY......................................................... 20
   2. NUMBER OF OPTIONS; EXPIRATION DATE ................................. 20
   3. PURPOSE OF THE OFFER................................................ 23
   4. PROCEDURES FOR TENDERING OPTIONS.................................... 25
   5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS...... 26
   6. CONDITIONS OF THE OFFER............................................. 27
   7. SOURCE AND AMOUNT OF CONSIDERATION.................................. 29
   8. EFFECT OF A CHANGE OF CONTROL PRIOR TO THE GRANTING OF NEW OPTIONS.. 30
   9. TERMS OF NEW OPTIONS................................................ 30
  10. INFORMATION CONCERNING MICROTUNE.................................... 34
  11. FINANCIAL INFORMATION............................................... 35
  12. PRICE RANGE OF SHARES UNDERLYING THE OPTIONS........................ 35
  13. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
      ARRANGEMENTS CONCERNING THE OPTIONS................................. 36
  14. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
      CONSEQUENCES OF THE OFFER .......................................... 38
  15. LEGAL MATTERS; REGULATORY APPROVALS................................. 38
  16. MATERIAL US FEDERAL INCOME TAX CONSEQUENCES......................... 39
  17. MATERIAL NON-US TAX CONSEQUENCES.................................... 41
  18. EXTENSION OF OFFER; TERMINATION; AMENDMENT.......................... 46
  19. FEES AND EXPENSES................................................... 48
  20. ADDITIONAL INFORMATION.............................................. 48
  21. MISCELLANEOUS....................................................... 49

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying letter from Douglas J. Bartek dated October 1, 2002 and the Election Form because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the letter from Douglas J. Bartek dated October 1, 2002 and the Election Form, as well as our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002, both of which are available free of charge to the public on either the SEC's Internet site at http://www.sec.gov or Microtune's Internet site at http://www.Microtune.com. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

A1. We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Microtune granted under the Microtune, Inc. 1996 Stock Option Plan, the Microtune, Inc. 2000 Stock Plan, the Transilica Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan and the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan that are held by eligible employees for new options which we will grant under the Microtune, Inc. 2000 Stock Plan.

Q2.  WHO IS ELIGIBLE TO PARTICIPATE?

A2. Employees are eligible to participate if they are employees of Microtune or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled. To clarify, non-employee affiliates, and contractors and members of the Microtune, Inc. Board of Directors are not eligible to participate.

     In order to receive a new option, you must remain an employee of Microtune or one of its subsidiaries as of the date the new options are granted, which will be no earlier than the first business day that is six months and two days after the Cancellation Date. If Microtune does not extend the Offer, the new options will be granted no earlier than April 3, 2003.

Q3.  ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

A3. All employees outside the United States are eligible to participate. The tender of your existing options for cancellation in exchange for the grant of new options may be a taxable event in certain countries outside of the U.S. Please be sure to read Section 17 of this Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside of the United States.

Q4.  WHY IS MICROTUNE MAKING THE OFFER?

A4. We believe that granting stock options provides an opportunity to: (1) align the interests of employees, members of the Board of Directors and stockholders and (2) provide incentives for employees to achieve high levels of performance. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options currently are "under water"). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value.

Q5.  WHAT ARE THE CONDITIONS OF THE OFFER?

A5. The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 6 of this Offer.

Q6. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE TO RECEIVE THE NEW OPTIONS?

A6. To receive new options pursuant to the Offer and subject to the terms of the Microtune, Inc. 2000 Stock Plan, you must be an employee of Microtune or one of our subsidiaries, as applicable, as of the date the new options are granted. As discussed below, subject to the terms of this Offer, we will grant the new options no earlier than the first business day that is six months and two days after the Cancellation Date. The Board of Directors of Microtune intends to grant the new options promptly after the date that is at least six months and two days from the Cancellation Date. If, for any reason, you do not remain an employee of Microtune or one of our subsidiaries, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled.

Q7.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

A7. If you meet the eligibility requirements, and subject to the terms of this Offer, we will grant you a new option to purchase the number of shares to be calculated as follows:

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

Unless prevented by law or applicable regulations new options will be granted under the Microtune, Inc. 2000 Stock Plan. All new options will be subject to a new option agreement between you and Microtune.

Q8.  WHEN WILL I RECEIVE MY NEW OPTIONS?

A8. We will grant the new options no earlier than the first business day that is six months and two days after the Cancellation Date. The Board of Directors of Microtune intends to grant the new options promptly after the date that is at least six months and two days from the Cancellation Date. If we cancel tendered options beginning on October 1, 2002, which is the scheduled date to begin the cancellation of the options, the new options will be granted no earlier than April 3, 2003.

Q9. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A9. If we were to grant the new options on any date that is earlier than six months and two days after the Cancellation Date, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and two days, we believe we will not have to treat the new options as variable awards.

Q10. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER
     OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

A10. No. If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options, if at all. Future option grants not associated with the Offer are discretionary and will be deferred in order to allow Microtune to avoid incurring compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of the Offer. In addition, you will not receive any options if you are no longer an employee of Microtune or one of our subsidiaries, as applicable, on the date the new options are to be granted.

Q11. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

A11. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept and cancel all properly tendered options beginning on October 1, 2002. The Expiration Date is expected to be 12:00 midnight, Central Time, on October 31, 2002, unless we extend it. Thus, if for any reason you do not remain an employee of Microtune or one of our subsidiaries, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled.

Q12. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

A12. The exercise price per share of the new options will be equal to the market closing price on the date prior to the new grant, as reported by the Nasdaq National Market.

     Accordingly, we cannot predict the exercise price of the new options. Because the grant of new options will occur no earlier than the first business day that is six months and two days following the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.

Q13. IF I CHOOSE TO TENDER AN OPTION THAT IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO
     TENDER ALL THE SHARES COVERED BY THAT OPTION?

A13. Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered.

     Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, since April 1, 2002). For example, if you received an option grant in June 2002 and a grant in July 2002 and you want to tender your June option grant, you would also be required to tender your July option grant. You are not required to tender any other awards, including grants of restricted stock.

Q14. WHEN WILL THE NEW OPTIONS VEST?

A14. The number of shares subject to your new options will equal the number of unexercised and outstanding shares subject to your properly tendered options multiplied by the following exchange rates.

     If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

     If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

     If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

     If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

     If your existing exercise price is $25.00 or more your shares will be exchanged 0.6 for 1.

     Subject to your continued status as an employee of Microtune or one of its subsidiaries, as applicable, each new option will vest and be exercisable as follows:

     (i) The new grant will have an exercise price equal to the market closing price on the date prior to the new grant.

     (ii) The new grant will have a vesting schedule as follows: 1/54th each month, with a vesting start date of six (6) months and two (2) days following your cancellation (you will be given credit for vesting at least 6 months of options by the time the grant is made 6 months and 2 days after you elect to participate).

Q15. WHAT IF MICROTUNE ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

A15. It is possible that, prior to the grant of new options, we might effect, or enter into an agreement providing that we will enter into, a merger or other similar transaction. The Promise to Grant Stock Option, which we will give you, is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

     You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of the transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer.

Q16. WHAT HAPPENS IF MY STATUS AS AN EMPLOYEE OF MICROTUNE OR ONE OF ITS
     SUBSIDIARIES, AS APPLICABLE, TERMINATES PRIOR TO THE GRANT DATE OF THE NEW OPTIONS?

A.16 If your status as an employee of Microtune or one of its subsidiaries is terminated for any reason prior to the first business day that is six months and two days after the Cancellation Date, you will not receive any new options and you will have forfeited all rights to any options previously tendered in connection with the Offer. If your status as an employee of Microtune or one of its subsidiaries is terminated after you have been granted new options, your new option will be subject to the terms and conditions of the plan under which it was granted and the option agreement entered into between you and Microtune. If the shares subject to your new option are vested and exercisable at the time you are terminated, the terms of the option agreement may provide that you will have ninety
     (90) days following the date of your termination in which to exercise such options and in the event of your termination as a result of your disability or death, the option agreement may provide that you will have twelve (12) months from the date of your termination in which to exercise your options. In addition, your option agreement may provide that you will be able to exercise your option for a period of twelve (12) months following your retirement if you meet certain eligibility criteria.

Q17. ARE THERE CIRCUMSTANCES OTHER THAN THE TERMINATION OF MY STATUS AS AN
     EMPLOYEE OF MICROTUNE OR ONE OF ITS SUBSIDIARIES, AS APPLICABLE, WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

A17. Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulation from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable from the Cancellation Date until the date we grant new options, we will not grant you new options. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

     Also, if you are no longer an employee of Microtune or one of its subsidiaries, as applicable, on the date we grant new options, you will not receive any new options or any consideration on account of the cancelled options.

Q18. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT
     ACCEPTED FOR EXCHANGE?

A18. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     You should note that there is a risk that any incentive stock options ("ISOS") you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options for U.S. tax purposes, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation.

     We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a nonstatutory stock option ("NSO").

Q19. WILL I HAVE TO PAY TAXES IF I EXCHANGE OPTIONS IN THE OFFER?

A19. If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. WE

     RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF TENDERING OPTIONS THROUGH THE OFFER. If you are an eligible employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction outside of the United States, we likewise recommend that you consult with your own tax advisor (at your own expense) to determine the income and social tax consequences of the Offer under the laws of the country in which you live and work. Also please refer to Sections 16 and 17 of this Offer to Exchange.

Q20. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

A20. The New Options will be designed to qualify as incentive stock options under the U.S. federal tax laws, to the maximum extent permissible. For regular U.S. federal income tax purposes, an individual does not recognize any taxable income at the time an incentive stock option is granted or exercised. For alternative minimum tax purposes under U.S. federal income tax laws, the optionee will recognize taxable income at the time the incentive stock option is exercised, and that alternative minimum taxable income will be equal to the amount by which the fair market value of the shares purchased under the incentive stock option on the exercise date exceeds the exercise price paid for those shares.

     Because of the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, it is likely that a substantial portion of the New Options granted in exchange for your tendered options will be non-statutory or "non-qualified" options under U.S. federal tax laws. An individual does not recognize any taxable income when a non-statutory option is granted. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

Q21. WHEN WILL MY NEW OPTION EXPIRE?

A21. The expiration date of each new option will be the earlier of 10 years or the expiration of the 2000 Stock Plan, or earlier if your employment with Microtune or one of our subsidiaries, as applicable, terminates.

Q22. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I BE NOTIFIED IF IT IS EXTENDED?

A22. The Offer expires on October 31, 2002, at 12:00 midnight, Central Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended,we will make a public announcement of the extension no later than 7:00 a.m., Central Time, on the next business day following the previously scheduled expiration of the offer period.

Q23. HOW DO I TENDER MY OPTIONS?

A23. If you decide to tender your options, we must receive, before 12:00 midnight, Central Time, on October 31, 2002 (or such later date and time as we may extend the Expiration Date), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (972) 673-1876) or hand delivery to Microtune, Inc., Attn:
     Barbara Ureste, 2201 10th Street, Plano, Texas 75074. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 12:00 midnight Central Time on October 31, 2002 (or such later date and time as we may extend the expiration of the Offer). We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly after the Expiration Date.

Q24. DO MICROTUNE AND ITS BOARD OF DIRECTORS RECOMMEND THAT I TAKE THE OFFER?

A24. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this Offer to Exchange, the related letter from Douglas J. Bartek, dated October 1, 2002 and the Election Form and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see "Certain Risks of Participating in the Offer" beginning on page 15 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Q25. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A25. You should rely only on information contained in this document or to documents that are referenced in this document. Microtune has not authorized any person to interpret this offer or to make any recommendation on our behalf in connection with this offer. For questions concerning timing or procedural matters related to the Offer or how to locate additional information, you should contact Barbara Ureste, at (972) 673-1838.

Q26. WHERE CAN I OBTAIN COPIES OF THE DOCUMENTS CONSTITUTING THE OFFER?

A26. You can obtain copies of the documents constituting the Offer by contacting
     Barbara Ureste, at (972) 673-1838.

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

     Participation in the Offer involves a number of potential risks, including those described below. This list highlights the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the letter from Douglas J. Bartek, dated October 1, 2002 and the Election Form, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

                                 ECONOMIC RISKS

IF YOUR EMPLOYMENT WITH MICROTUNE OR ONE OF ITS SUBSIDIARIES TERMINATES FOR ANY REASON PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL NOT RECEIVE A NEW OPTION OR THE RETURN OF YOUR CANCELLED OPTION.

     Once your option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment with Microtune or one of its subsidiaries, as applicable, terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option. The Offer is not a guarantee of employment or service as a director for any period. Your employment with Microtune or one of its subsidiaries remains "at will" and may be terminated at any time by either you or Microtune (or one of its subsidiaries, as applicable), with or without cause or notice, subject to the provisions of the laws of your country of residence.

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU WILL RECEIVE IN EXCHANGE FOR THEM.

     We cannot predict the exercise price of new options. Because we will grant new options no earlier than the first business day that is six months and two days after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options. For example, if you cancel options with a $10 exercise price, and Microtune's stock appreciates to $20 when the new option grants are made, your new option will have a higher exercise price than the cancelled option.

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY NEW OPTION GRANTS UNTIL APRIL 3, 2003, AT THE EARLIEST.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive the options issued to you in exchange for your tendered options until the first business day that is six months and two days after the Cancellation Date. Our Board of Directors intends to grant the new options promptly after the Cancellation Date.

     In addition, besides the new options to be granted in connection with the Offer, you will not be eligible to receive any other option grants until April 3, 2003 at the earliest.

IF WE ARE PROHIBITED BY APPLICABLE LAW OR REGULATIONS FROM GRANTING NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR ISOS MAY BE AFFECTED.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISOs that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

                    TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

     Country specific tax-related information for each country in which eligible employees are tax residents is provided in Section 17 of the Offer below. This country specific information does not discuss all of the tax consequences that may be relevant to you when considering your particular circumstances, nor is it intended to be applicable to all categories of option holders in all respects.

                             BUSINESS-RELATED RISKS

     For a description of risks related to Microtune's business, please see the risk factors beginning on page 35 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. See "Additional Information" beginning on page 48 for instructions on how you can obtain additional copies of these and of other Microtune Securities and Exchange Commission ("SEC") filings.

                                  INTRODUCTION

     Microtune, Inc. ("MICROTUNE," "WE" or "US") is offering employees the opportunity to exchange all outstanding options to purchase shares of Microtune common stock granted under the Microtune, Inc. 1996 Stock Option Plan, the Microtune, Inc. 2000 Stock Plan, the Transilica Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan and the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan, for a new option we will grant under the Microtune, Inc. 2000 Stock Plan. An "ELIGIBLE EMPLOYEE" refers to all employees of Microtune or one of our subsidiaries, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled but who are not members of the Microtune, Inc. Board of Directors. Please be sure to read Section 17 of the Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside the United States. We are making the Offer upon the terms and the conditions described in this Offer to Exchange, the related letter from Douglas J. Bartek dated October 1, 2002 and the Election Form (which together, as they may be amended from time to time, constitute the "OFFER").

     If you satisfy the terms of this offer, we will grant you a new option to purchase unexercised shares. The number of shares the new grant will be issued for will be calculated as follows:

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

     Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and two days after the date we cancel the options accepted for exchange. The grant date for the new options will be no earlier than April 3, 2003, unless the Offer is extended, in which case the grant date of the new options will be no earlier than six months and two days after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to a particular option grant. Partial tenders consisting of some, but not all, of the unexercised shares subject to an option grant will not be accepted. In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered.

     All tendered options accepted by us through the Offer will be cancelled promptly. The Offer is currently scheduled to expire at 12:00 midnight Central Time on October 31, 2002, or such date and time as we may extend the Offer (the "EXPIRATION DATE"), and we expect to cancel options beginning on October 1, 2002, or as soon as possible thereafter (the "CANCELLATION DATE"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX-MONTH PERIOD PRIOR TO THE COMMENCEMENT OF THE OFFER. This means that if you participate in the Offer, you will be required to tender all options granted to you since April 1, 2002.

The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 6 of this Offer.

     If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under either the Microtune, Inc. 2000 Stock Plan. IN ORDER TO RECEIVE A NEW OPTION PURSUANT TO THIS OFFER, YOU MUST CONTINUE TO BE AN EMPLOYEE OF MICROTUNE OR ONE OF ITS SUBSIDIARIES, AS APPLICABLE, AS OF THE DATE ON WHICH THE NEW

OPTIONS ARE GRANTED, WHICH WILL BE NO EARLIER THAN SIX MONTHS AND TWO DAYS AFTER THE CANCELLATION DATE.

     The exercise price per share of the new options will be equal to the market closing price on the date prior to the grant, as determined by the closing price of our common stock reported by the Nasdaq National Market.

     The number of shares subject to your new options will equal the number of unexercised and outstanding shares subject to your properly tendered options multiplied by the applicable exchange ratio as follows.

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

     The expiration date of each new option will be extended by one year beyond the expiration date of the original option or earlier if your employment with Microtune or one of our subsidiaries, as applicable, terminates. Subject to your continued status as an employee of Microtune or one of its subsidiaries, as applicable, each new option will vest and be exercisable as follows:

     (i) The new grant will have an exercise price equal to the market closing price on the date prior to the new grant.

     (ii) The new grant will have a vesting schedule as follows: 1/54th each month, with a vesting start date of six (6) months and two (2) days following your cancellation (you will be given credit for vesting at least 6 months of options by the time the grant is made 6 months and 2 days after you elect to participate.)

Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     As of October 1, 2002, options to purchase 6,779,708 of our shares were issued and outstanding, all of which options were held by eligible employees.

                                    THE OFFER

     1. ELIGIBILITY

     Individuals are "ELIGIBLE EMPLOYEES" if they are employees of Microtune or one of our subsidiaries of Microtune as of the date the Offer commences and the date on which the tendered options are cancelled, excluding members of the Microtune, Inc. Board of Directors. To clarify, non-employee affiliates, contractors and members of the Microtune, Inc. Board of Directors are not eligible to participate in the Offer. Please be sure to read Section 16 below, in which we discuss the tax consequences of participating in the Offer for eligible employees within the United States. Special tax considerations may apply to employees resident or otherwise subject to taxation in the Philippines, Germany, the Netherlands, Korea, Hong Kong and Japan. Please be sure to read
Section 17 below, in which we discuss the tax consequences of participating in the Offer for eligible employees outside the United States and specific rules that apply to new options in certain jurisdictions.

     IN ORDER TO RECEIVE A NEW OPTION, YOU MUST REMAIN AN EMPLOYEE OF MICROTUNE OR ONE OF ITS SUBSIDIARIES, AS APPLICABLE, AS OF THE DATE THE NEW OPTIONS ARE GRANTED, WHICH WILL BE NO EARLIER THAN THE FIRST BUSINESS DAY THAT IS SIX MONTHS AND TWO DAYS AFTER THE CANCELLATION DATE. IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF MICROTUNE OR ONE OF OUR SUBSIDIARIES THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER COMPENSATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. Subject to the terms and conditions of this Offer, if Microtune does not extend the Offer and your options are properly tendered by 12:00 midnight, Central Time October 1, 2003, you will be granted new options no earlier than April 3, 2003.

     2. NUMBER OF OPTIONS; EXPIRATION DATE

     Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options to purchase shares of Microtune common stock granted under the Microtune, Inc. 1996 Stock Option Plan, the Microtune, Inc. 2000 Stock Plan, the Transilica Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan and the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan that are held by eligible employees for a new option we will grant under the Microtune, Inc. 2000 Stock Plan. The options must be properly tendered and not validly withdrawn in accordance with Section 4.

     We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. For example, and except as otherwise described below, if you hold
(i) an option grant to purchase 1,000 shares at $2.00 per share, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares at an exercise price of

$4.00 per share and (iii) an option grant to purchase 2,000 shares at an exercise price of $6.00 per share, you may tender:

     -    none of your options;

     -    your first option grant covering 300 remaining unexercised shares;

     -    your second option grant covering all 1,000 shares;

     -    your third option grant covering all 2,000 shares;

     -    two of your three option grants; or

     -    all three of your option grants.

     In this example, the above describes your only choices. For example, you may not tender your first option grant with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

     In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered.

     Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, April 1, 2002). For example, if you received an option grant in June 2002 and a grant in July 2002 and you want to tender your June option grant, you would also be required to tender your July option grant. You are not required to tender any other awards, including grants of restricted stock.

     If your options are properly tendered and accepted for exchange, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the options you tender. The number of shares subject to the new options will be subject to adjustments for any stock splits, stock dividends and similar events and subject to the terms of this Offer. All new options will be subject to the terms of:

     -    the Microtune, Inc. 2000 Stock Plan; and

     -    a new option agreement between you and Microtune.

     Once we have accepted options you tender, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. If, for any reason, you do not remain an employee of Microtune or one of our subsidiaries, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     The term "EXPIRATION DATE" means 12:00 midnight, Central Time, on October 31, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "EXPIRATION DATE" refers to the latest time and date at which the Offer, as so extended, expires. If you decide to tender your option or withdraw your tendered options, we must receive, before 12:00 midnight, Central Time, on October 31, 2002 (or such date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer. See Section 18 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     - we increase or decrease the amount of compensation offered for the options;

     - we decrease the number of options eligible to be tendered in the Offer; or

     - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 18 of this Offer, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer.

     For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or federal holiday of the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     3. PURPOSE OF THE OFFER

     We issued the options outstanding under the Microtune, Inc. 1996 Stock Option Plan, Microtune, Inc. 2000 Stock Option Plan, the Transilica Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan and the Transilica Inc. 2001 Amended and Restated Equity Incentive Plan in order to:

     - align the interests of employees, members of the Board of Directors and stockholders; and

     - provide incentives for employees to achieve high levels of performance.

     The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Microtune. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are currently "under water"). By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will grant new options no earlier than the first business day that is six months and two days after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of Microtune for stock, tendering option holders might receive new options to purchase shares of a different issuer. The exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

     The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

     Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no proposals that relate to or would result in:

     - any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

     - any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

     - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     - any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     -    any other material change in our corporate structure or business;

     - our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

     - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     - the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

     - the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

          Neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender your options for exchange.

     4. PROCEDURES FOR TENDERING OPTIONS

     Proper Tender of Options.

     To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form and any other required documents to us via facsimile (fax # (972) 673-1876) or hand delivery to Microtune, Inc., Attention: Barbara Ureste, 2201 10th Street, Plano, Texas 75074. Stock Administration must receive all of the required documents before the Expiration Date, 12:00 midnight, Central Time, on October 31, 2002.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and tenders of options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN MICROTUNE AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly and cancel all properly tendered options.

     5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS

     Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to begin October 1, 2002, and you will be granted new options no earlier than the first business day that is six months and two days after the Cancellation Date. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and two days after the Cancellation Date we cancel options tendered in this Offer. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by October 1, 2002 and accepted for exchange and cancelled on October 1, 2002, you will be granted new options no earlier than April 3, 2003. If your options are properly tendered by October 31, 2002, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on October 31, 2002, you will be granted new options no earlier than May 3, 2003. Promptly after the date we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant stock options to you in accordance with the terms of this Offer on a date no earlier than April 3, 2003.

     If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options, if at all. Future option grants not associated with the Offer are discretionary and will be deferred in order to allow Microtune to avoid incurring compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of the Offer. In addition, you will not receive any options if you are no longer an employee of Microtune or one of our subsidiaries, as applicable, on the date the new options are to be granted.

     Your new options will entitle you to purchase the same number of shares as the number of shares subject to options you tender multiplied by the applicable exchange ratio as follows:

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

     The number of shares subject to your new options will be as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Microtune or one of our subsidiaries, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options which have been cancelled pursuant to this Offer.

     We are not accepting partial tenders of options. You may only tender options for all or none of the unexercised shares covered by any particular grant of options. In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered. FOR CLARITY, IF YOU FAIL TO TENDER ALL OF THE UNEXERCISED OPTIONS COVERED BY ANY PARTICULAR GRANT OF OPTIONS, THEN YOU WILL BE INELIGIBLE TO PARTICIPATE IN THE OFFER WITH RESPECT TO ANY OPTION ASSOCIATED WITH SUCH GRANT AND WE WILL REJECT ANY OPTIONS THAT YOU DO TENDER WITH RESPECT TO SUCH GRANT.

     If you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of this offer (that is, April 1, 2002). For example, if you received an option grant in June 2002 and a grant in July 2002 and you want to tender your June option grant, you would also be required to tender your July option grant. You are not required to tender any other awards.

     For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office letter or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered options that are not validly withdrawn. We will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered options.

     6. CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after October 1, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

     - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the Offer to Microtune) the contemplated benefits of the Offer to Microtune where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Microtune and to achieve high levels of performance;

     - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Microtune, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the offer;

               (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

               (c) materially impair (such as by increasing the accounting or other costs of the Offer to Microtune) the contemplated benefits of the Offer to Microtune where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Microtune and to achieve high levels of performance; or

               (d) materially and adversely affect Microtune's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Microtune;

     - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

     - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Microtune, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     - any change or changes shall have occurred in Microtune's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is materially adverse to Microtune or will materially and adversely impair the contemplated benefits of the Offer to Microtune.

     The conditions of the Offer are for Microtune's benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon all persons.

     7. SOURCE AND AMOUNT OF CONSIDERATION

     We will issue new options to purchase shares of our common stock under the Microtune, Inc. 2000 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be calculated as follows:

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

     The number of shares subject to new options will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer, we will grant new options to purchase a total of approximately 1,596,384 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 3% of the total shares of our common stock outstanding as of October 1, 2002.

     8. EFFECT OF A CHANGE OF CONTROL PRIOR TO THE GRANTING OF NEW OPTIONS

     If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to assume our obligation to grant new options. The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant.

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer.

     9. TERMS OF NEW OPTIONS

     The new options will be granted under the Microtune, Inc. 2000 Stock Plan. A new option agreement will be entered into between Microtune and each option holder who has tendered options in the Offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange but generally will not substantially and adversely affect the rights of option holders.

     General.

     The maximum number of shares registered for issuance under the Microtune, Inc. 2000 Stock Plan is 7,554,496. As of September 30, 2002, 5,188,513 shares were available for grant under the Microtune, Inc. 2000 Stock Plan. This plan permits the granting of options that qualify as incentive stock options (ISOs) as well as nonstatutory stock options (NSOs).

     Administration.

     The Microtune, Inc. 2000 Stock Plan is administered by the Board of Directors or the Compensation Committee appointed by the Board of Directors (the "ADMINISTRATOR"). Subject to the other provisions of the Microtune, Inc. 2000 Stock Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the fair market value of the shares, the number of shares subject to the option and the exercisability of the options.

         Term.

         Your new options will expire on the earlier of ten years from the date of grant, the termination of the 2000 Stock Plan, or earlier if your employment with Microtune or one of our subsidiaries or directorship with Microtune, as applicable, terminates.

         Termination.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in the plan under which your old option was granted. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other service providers, following the occurrence of certain corporate events, as described below.

         In the event your status as an employee terminates, you may exercise your option within such period of time as is determined by the Administrator at the time of grant, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

         Exercise Price.

         The Administrator determines the exercise price at the time the option is granted. For all employees the exercise price per share of the new options will be equal to the market closing price on the date prior to the new grant, as reported by the Nasdaq National Market.

         Vesting and Exercise.

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. The number of shares subject to your new options will be calculated as follows:

If your existing exercise price is less than $5.00 your shares will be exchanged 1 for 1.

If your existing exercise price is $5.00 or more but less than $10.00 your shares will be exchanged 0.9 for 1.

If your existing exercise price is $10.00 or more but less than $15.00 your shares will be exchanged 0.8 for 1.

If your existing exercise price is $15.00 or more but less than $25.00 your shares will be exchanged 0.7 for 1.

If your existing exercise price is $25.00 or more your shares will be exchanged
0.6 for 1.

The expiration date of each new option will be the earlier of ten years from the date of grant or the termination of the 2000 Stock Plan, subject to earlier termination if your employment with Microtune or one of its subsidiaries as applicable, terminates. Subject to your continued status as an employee of

Microtune or one of its subsidiaries, as applicable, each new option will vest and be exercisable as follows:

         (i) The new grant will have an exercise price equal to the market closing price on the date prior to the new grant.

         (ii) The new grant will have a vesting schedule as follows: 1/54th each month, with a vesting start date of six (6) months and two (2) days following your cancellation (you will be given credit for vesting at least 6 months of options by the time the grant is made 6 months and 2 days after you elect to participate).

         Payment of Exercise Price

         You may exercise your options, in whole or in part, via a cashless/same-day-sale exercise through your account established with either Ameritrade or DB Alex Brown by contacting them directly. If your account is with Ameritrade, you may initiate your cashless/same-day-sale exercise on the Ameritrade Plus website (www.ameritradeplus.com), or by contacting Ameritrade at 800-888-3999. If your account is with DB Alex Brown, you may initiate your cashless/same-day-sale exercise by contacting John Howard at 214-740-7751 or john.t.howard@db.com.

         You may also exercise your options, in whole or in part, via a cash exercise and hold by completing the Stock Option Cash Exercise Letter of Authorization form found on the AST website and returning it to the Company's Stock Administrator. You must pay in full the option exercise price at the time of exercise.

         Adjustments Upon Certain Events.

         If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

         In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable ninety (90) days from the date we provide you with notice of the accelerated vesting as to options granted under the Microtune, Inc. 2000 Stock Plan and the option will terminate at the end of such time period in either case.

         In the event there is a liquidation or dissolution of Microtune, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the accelerated exercisability of any option.

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
         Termination of Employment.

         If, for any reason, you are not an employee of Microtune or one of our subsidiaries, as applicable, from the date you tender options through the date we grant the new options, you will not receive any new options or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

         Transferability of Options.

         Unless determined otherwise by the Administrator, new options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Administrator makes an option transferable, such option shall contain such additional terms and conditions, as the Administrator deems appropriate.

         Registration of Option Shares.

         An aggregate of 7,554,496 shares of common stock issuable upon exercise of options under the Microtune, Inc. 2000 Stock Plan have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

         U.S. Federal Income Tax Consequences.

         You should refer to Section 16 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences relating to the new options, and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. You should refer to Section 16 of this Offer to Exchange for a discussion of the tax consequences relating to the new options, as well as the consequences of participating in the Offer, if you are resident outside of the U.S. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country.

         Our statements in this Offer to Exchange concerning the Microtune, Inc. 2000 Stock Plan are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Microtune, Inc. 2000 Stock Plan and the applicable form of option agreement thereunder. Please contact Barbara Ureste at telephone number
(972) 673-1838 to receive a copy of the Microtune, Inc. 2000 Stock Plan and

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

the applicable form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

         Accounting Consequences.

         You should refer to Section 14 of this Offer to Exchange for a discussion of the financial accounting consequences relating to the new options, the options tendered for exchange, as well as the consequences of Offer to Microtune.

         10.  INFORMATION CONCERNING MICROTUNE

         Microtune, Inc. is a leading silicon and systems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications, automotive electronics and wireless connectivity markets. Our mission is to enable the ubiquitous and mobile access of broadband media by business users and consumers, enabling `anytime', `anywhere' access of video, audio, voice and data for users at home, in the office or anywhere in-between.

         Our expertise in RF, analog and digital technologies allows us to deliver integrated circuits (ICs) and complete subsystem solutions (called Modules or MicroModules) that permit the delivery and exchange of broadband information using off-air (terrestrial) or cable communications systems. We also permit the distribution and exchange of this information throughout wireless networks via short-range wireless communications.

         Our products, which include tuners, amplifiers, transceivers and short-range wireless radio and baseband processors, offer critical enabling `building block' functions. When integrated into our customers' commercial or consumer equipment, they permit the transmission and reception of radio signals that embed video, audio, data and/or voice. In effect, our products provide the means to get this information into and out of a device. They function as the critical RF-based components that enable a range of applications, including cable high-speed web access, digital and high-definition television, TV on a PC, in-car audio, video and multimedia, and cable-based digital phone service, as well as remote data input for PCs, printers, digital cameras, keyboards and hands-free voice communications.

         We market and sell our integrated circuits and system solutions directly to leading OEMs of communications, consumer electronics, multimedia and automotive electronics products and to third-party electronic manufacturing service providers. We have established important relationships with leading customers in each of our market sectors. By working with these and other strategic OEM's, we are able to identify new products early in their lifecycle and then sell them to the broad market. We have adopted a business partnership approach to these key strategic accounts. As such, we engage with customers at multiple levels within the organization, provide design and systems support and align product roadmaps to meet their product requirements. We believe this strategy of close cooperation and communication strengthens our customer relationships, while increasing the likelihood that our products will continue to meet price/performance requirements for their high-volume applications. We believe this strategy also provides the greatest opportunity for gaining market share and driving future sales growth and unit volumes.

         Currently, we supply our silicon and systems products to more than 120 customers worldwide, and during the last 14 months, we announced customer design wins or DOCSIS certifications with the following customers:

Broadband Communications
ADB, ATI, Askey, Ambit, B2C2, Cisco, Hauppauge, Hughes, Netgem, Hitron, Motorola, DIC Technologies, Scientific Atlanta, Terayon, Texas Instruments, Zoom, Infinite, US Robotics

Automotive Electronics
DaimlerChrysler, Delphi/Fuba, Panasonic

Wireless Connectivity
Aiptek, MemCorp (Memorex)

         Our principal executive offices are located at 2201 10th Street, Plano, Texas 75074 and our telephone number is (972) 673-1600. We were incorporated in May 1996 and began operations in August 1996.

         11.  FINANCIAL INFORMATION

         The following table summarizes certain of our consolidated financial data.

                                                                            Nine Months Ended
                                               Year Ended December 31,        September 30,
                                               -----------------------     ---------------------
                                                 2001           2000         2002         2001
                                               --------       --------     --------     --------
Net revenues ..............................    $ 63,105       $ 70,829     $ 65,424     $ 47,129

Cost of revenues...........................      44,584         46,369       41,350       34,170
                                               --------       --------     --------     --------
Gross margin ..............................      18,521         24,460       24,074       12,959
Operating expenses:
   Research and development:
      Stock option compensation............       2,199          1,360        7,730        1,014
      Other................................      18,151         13,472       29,366       11,916
                                               --------       --------     --------     --------
                                                 20,350         14,832       37,096       12,930
   Acquired in-process research and
     development...........................      34,106         12,692            -            -
   Selling, general and administration:
      Stock option compensation............       1,875          2,838        2,165        1,397
      Other................................      15,595         16,443       16,225       11,298
                                               --------       --------     --------     --------
                                                 17,470         19,281       18,390       12,695
   Restructuring costs.....................       3,013              -        4,511            -
   Amortization of intangible assets
     and goodwill..........................       8,011          8,414        8,078        5,410
                                               --------       --------     --------     --------
         Total operating expenses..........      82,950         55,219       68,075       31,035
                                               --------       --------     --------     --------
Loss from operations.......................     (64,429)       (30,759)     (44,001)     (18,076)
Other income (expense):
   Interest income (expense), net..........       3,092          2,727        2,325        2,565
   Foreign currency translation and
     transaction losses, net...............      (2,103)        (2,451)      (1,747)      (1,245)
   Other  .................................        (933)           723          (49)        (910)
                                               --------       --------     --------     --------
Loss before provision for income taxes.....     (64,373)       (29,760)     (43,472)     (17,666)
Income tax expense (benefit)...............        (182)         2,034          784          478
                                               --------       --------     --------     --------
Net loss     ..............................    $(64,191)      $(31,794)    $(44,256)    $(17,188)
                                               ========       ========     ========     ========

Basic and diluted loss per common share....    $  (1.59)      $  (1.57)    $  (0.84)    $  (0.44)
                                               ========       ========     ========     ========

Weighted-average shares used in computing
basic and diluted loss per common share....      40,277         20,229       52,919       39,293
                                               ========       ========     ========     ========


                                            December 31,     December 31,      September 30,
                                               2002             2001               2002
                                            ------------     ------------      -------------
Balance Sheet Data:
   Cash and Cash Equivalents .............    $173,149        $  77,650          $ 134,775
   Total Current Assets ..................     200,725          107,662            177,358
   Total Assets ..........................     337,702          153,031            302,791
   Total Current Liabilities .............      25,310           16,761             24,695
   Total Stockholders' Equity ............     309,786          132,107            275,419


         In addition, the financial information in the following documents is incorporated herein by reference:

         . Our annual report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC on March 13, 2002;

         . Our quarterly report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 15, 2002;

         . Our quarterly report on Form 10-Q for the quarter ended June 30, 2002 as filed with the SEC on August 14, 2002.

         . Our quarterly report on Form 10-Q for the quarter ended September 30, 2002 as filed with the SEC on November 12, 2002.

         See "Additional Information" beginning on page 48 for instructions on how you can obtain more complete financial information by accessing our public filings with the SEC, including the filings that contain our financial statements attached to this Offer to Exchange.

         12.  PRICE RANGE OF SHARES UNDERLYING THE OPTIONS

         The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "TUNE." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

                                      High                     Low

Fiscal Year 2002
First Quarter                        $29.28                  $11.41
Second Quarter                       $15.95                  $ 7.61
Third Quarter                        $ 8.19                    2.41

Fiscal Year 2001
First Quarter                        $23.65                  $10.21
Second Quarter                       $21.99                  $ 9.07
Third Quarter                        $22.00                  $ 4.81
Fourth Quarter                       $17.63                  $ 6.84

Fiscal Year 2000
Third Quarter
(commencing August 7, 2000)          $50.23                  $ 9.00
Fourth Quarter                       $59.25                  $30.13

     As of October 1, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market was $2.68 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     13. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

     None of the members of the Board of Directors of Microtune, Inc. are eligible to participate in the Offer to Exchange. For informational purposes, the names of the members of the Board of Directors and executive officers of Microtune, Inc. and their positions and offices as of October 1, 2002 are set forth below:

   Name                          Position
   ----------------------------- -----------------------------------------------
   Douglas J. Bartek             Chief Executive Officer and Chairman of the
                                 Board of Directors
   William L. Housley            President and Chief Operating Officer
   Nancy A. Richardson           Secretary, Chief Financial Officer and General
                                 Counsel
   Albert H. Taddiken            Chief Technical Officer and General Manager
                                 Broadband Business Unit
   Marc Underwood                Vice President Human Resources

     H. Berry Cash                           Director
     Walter Ciciora                          Director
     James H. Clardy                         Director
     Steven Craddock                         Director
     William Tai                             Director

     As of October 1, 2002, our executive officers and Board of Directors (9 persons) as a group held options to purchase a total of 2,083,440 shares of our common stock. These options represented approximately 27% of the shares subject to all Microtune, Inc. options outstanding under our stock option plans as of that date. Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on March 13, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of February 28, 2002. Agreements with our executive officers and members of our Board of Directors are described or filed in our filings with the Securities and Exchange Commission, including our quarterly and annual reports. Copies of these reports are available from us upon request and are available to the public on the website of the Securities and Exchange Commission at www.sec.gov.

     In the sixty (60) days prior to and including September 30, 2002, the executive officers and directors of Microtune, Inc. had the following transactions in options to purchase Microtune, Inc. shares:

     - On August 6, 2002, Douglas J. Bartek exercised options for 463,151 shares at an exercise price of $0.875 per share.

     - On August 7, 2002, Douglas J. Bartek was granted options to purchase 20,000 shares at an exercise price of $3.17 per share.

     - On August 7, 2002, William L. Housley was granted options to purchase 50,000 shares at an exercise price of $3.17 per share.

     - On August 7, 2002, Nancy A. Richardson was granted options to purchase 38,000 shares at an exercise price of $3.17 per share.

     - On August 7, 2002, Albert H. Taddiken was granted options to purchase 10,500 shares at an exercise price of $3.17 per share.

     - On August 7, 2002, Marc D. Underwood was granted options to purchase 50,000 shares at an exercise price of $3.17 per share.

     - On September 18, 2002, James H. Clardy exercised options for 12,000 shares at an exercise price of $0.30 per share.

     14. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

     Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plan under which such options were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares returned to the Microtune, Inc. 2000 Stock Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

     - we will grant new options no earlier than the first business day that is six months and two days after the date that we accept and cancel options tendered for exchange, and

     - the exercise price of all new options will equal the market closing price on the date prior to the new grant.

     If we were to grant the new options on any date which is earlier than six months and two days after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and two days, we believe we will not have to treat the new options as variable awards.

     15.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 5.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and two days from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in foreign or domestic laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

     16.  MATERIAL US FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work or under which you are otherwise subject to taxation (please see Section 17).

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer. Please note that all new options granted pursuant to the Offer will be nonstatutory stock options.

     Incentive Stock Options ("ISOS")

     In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. In this event we will not be entitled to any tax deduction. The disposition of the option shares is qualifying if it is made:

     -    more than two years after the date the ISO was granted, and

     -    more than one year after the date the ISO was exercised.

     If you dispose of the shares before either holding period, the lesser of
(i) the excess of the fair market value of the shares at the date of exercise over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to you at the time of the disposition. Any additional gain or loss, if any, will be long-term gain or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised. We will be entitled to a tax deduction equal to the amount of any income you recognize upon a disqualifying disposition, if we comply with certain reporting requirements.

     You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

     Nonstatutory Stock Options ("NSOS")

     Under current law, an option holder will not realize taxable income upon the grant of an NSO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee. Gain or loss on the subsequent sale of shares equal to the difference between the sales price and the fair market value of the share on the date of exercise will be taxed as capital gains. The gain or loss will be deemed as long-term or short-term, depending on whether the shares were sold more than one year after the option was exercised.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

     17. MATERIAL NON-US TAX CONSEQUENCES

     The following are general summaries of the tax consequences of the cancellation of existing options and grant of new options under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of the Philippines, Germany, the Netherlands, Hong Kong, Korea, Japan and Taiwan. This discussion is based on tax law in these respective countries as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country or transfer your residence (or change citizenship during the term of your new option) the information in this summary may not be applicable to you. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

                        TAX RESIDENTS OF THE PHILIPPINES

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

     No, a taxable event should not be triggered when you tender your outstanding stock options.

B.   Will the granting of new Stock Options trigger a taxable event?

     No, the granting of new stock options will not trigger a taxable event.

C.   When will my new Stock Options become taxable?

     You will be subject to tax upon exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the underlying stock at exercise and the exercise price. You will be subject to income tax at regular personal income tax rates of up to 32%. You will also be required to make monthly contributions to the Home Development Mutual Fund (HDMF), a housing benefits plan of 2.00% on income up to PHP 5,000 per month, and the Philippine Health Insurance Corporation (Philhealth), a medical benefits plan of 1.25% on income up to PHP 10,000 per month.

               When you sell your shares, you will recognize a capital gain equal to the excess of your sales proceeds over the FMV of the shares on the date ofexercise.

               If you hold your shares for one year or less before sale, you will be subject to tax on the gain at ordinary income tax rates of up 32%.

               If you hold your shares for more than one year before sale, you will be subject to tax on 50% of the gain at ordinary income tax rates of up 32%.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

     Yes, the Company will withhold taxes and report the benefit arising from your stock options on your annual Certificate of Income Tax Withheld. You are responsible for reporting any taxable income on your personal income tax return (BIR Form 1700) by April 15th following the year in which income is recognized. Additionally, you are responsible for reporting the gain on the sale of shares on BIR Form 1701.

                            TAX RESIDENTS OF GERMANY

     Material Tax Consequences for Employees who are Tax Residents in Germany.

     The following is a general summary of the tax consequences of the exchange of options under the offer for German tax residents. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you.

                        TAX RESIDENTS OF THE NETHERLANDS

     The following does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     The following is a general discussion of the tax consequences of the exchange of options under the offer for Netherlands residents. This discussion is based upon Netherlands tax laws as of the offer which is subject to change, possibly on a retroactive basis. The discussion is not meant to discuss all of the tax consequences nor is it intended to be applicable to all option holders in all circumstances. Any tender of your Eligible Options and Required Options for cancellation may be viewed as a notional exercise which could trigger tax liability. The precise amount and method of calculation of such liability is uncertain. In addition, you may already have paid or may be required to pay tax in connection with the portion of each of your Eligible Options and Required Options that has vested. The amount of these taxes may not be recoverable and you may not be able to credit such taxes against any future tax you will be required to pay in connection with any New Options and/or Supplemental Options granted to you.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.

                           TAX RESIDENTS OF HONG KONG

     Material Tax Consequences for Employees Who are Tax Residents in Hong Kong.

     The following is a general summary of the tax consequences of the exchange of options under the offer for Hong Kong tax residents. This discussion is based on Hong Kong tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to tax when you sell shares.

                             TAX RESIDENTS OF KOREA

A.   Will the granting of new Stock Options trigger a taxable event?

     No, the granting of new stock options will not trigger a taxable event.

B.   When will my new Stock Options become taxable

     You will be subject to tax upon the exercise of your new stock option. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the stock at exercise over your exercise price. The spread is subject to tax at your regular personal income tax rate of up to 39.6% (including a resident tax of 10%). National Pension Contribution and National Health insurance taxes will also be imposed on the spread. National Pension Contributions are payable at a rate of 4.5% on monthly wages up to Won 3,600,000. National Health Insurance Tax is payable at a rate of 1.7%, with no ceiling.

     Please note that you will be deemed to have received Class 3 income and are entitled to exclude 10% of your gain if you pay tax, voluntarily, through a licensed taxpayer association on a monthly basis.

     When you sell your shares, you will recognize a capital gain equal to the excess of your sales proceeds over the FMV of the shares on the date of exercise. You will be taxed on this gain at a flat rate of 22%, including resident tax, assuming it exceeds Won 2,500,000.

     If your capital gains for the year exceed Won 2,500,000, the gain at sale must be reported on your annual capital gain tax return ("Yang-Do-So-Deuk-Sye Sin-Goh-Seo") by May 31st of the year following the sale of your shares. A preliminary return to report your capital gain is due within two months following the end of the quarter in which the sale of shares occurs in order to claim a 10% credit.

C. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

     The Company will not withhold income taxes or report any benefit arising from your stock options. However, the Company will withhold social taxes over the 12-month period immediately following your option exercise. You may be required to report the spread at exercise on your global income tax return ("Jong-Hab-So-Deuk-Sye Sin-Goh-Seo") by May 31st of the year following income recognition.

     You are only required to file a global income tax return if you have more than one class of income (i.e., Class A Income and Class B Income) or if you have Class B income that has not been reported through a Class B taxpayer's association. Your tax return and additional taxes, if any, are due by May 31st following the end of the tax year.

     If you elect to join a licensed taxpayer association thereby exempting a portion of your income at exercise from tax, you may have additional reporting requirements. You will be required to report income on a monthly basis. Additionally, at year-end, you are required to make a year-end settlement for the tax amount withheld during the year. You are required to file your global income tax return if there is any additional income, which has not been reported to the taxpayers' association.

                             TAX RESIDENTS OF JAPAN

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

     No, a taxable event should not be triggered when you tender your outstanding stock options.

B.   Will the granting of new Stock Options trigger a taxable event?

     No, the granting of new stock options will not trigger a taxable event.

C.   When will my new Stock Options become taxable?

     You will be subject to tax upon the exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the stock at exercise and the exercise price. The spread is subject to income tax at regular personal income tax rates of up to 50% (this includes a maximum National tax rate of 37% and a maximum Local Inhabitants tax rate of 13%).

     When you sell your shares, you will be subject to tax at a flat rate of 26% (this includes 20% National tax and 6% Local Inhabitants Tax) on the difference between your sales proceeds and the FMV of the shares on the date of exercise.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

     No, the Company will not withhold taxes or report any benefit arising from your stock options. You are solely responsible for reporting income realized upon exercise and sale on your personal income tax return (Kojin Shinkokusho) by March 15th of the year following income recognition.

                             TAX RESIDENTS OF TAIWAN

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

     No, a taxable event should not be triggered when you tender your outstanding stock options.

B.   Will the granting of new Stock Options trigger a taxable event?

     No, the granting of new stock options will not trigger a taxable event.

C.   When will my new Stock Options become taxable?

     You will be subject to tax upon the exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the underlying stock at exercise over the exercise price. The spread is subject to tax at the regular personal income tax rates of up to 40%.

     You will not be subject to tax upon sale of the underlying shares.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

     No, the Company will not withhold taxes or report any benefit arising from your stock options. You are solely responsible for reporting any income you realize upon the exercise of your options to the Taiwanese tax authorities on your annual tax return between February 22nd and March 31st of the tax year following the year of exercise.]

     18. EXTENSION OF OFFER; TERMINATION; AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 2 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 2 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 2 has occurred or is deemed by

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

us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 7:00 a.m., Central Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service or other similar nationally recognized news service.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     - we increase or decrease the amount of compensation offered for the options,

     - we decrease the number of options eligible to be tendered in the Offer, or

     - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or federal holiday of the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

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     19. FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

     20. ADDITIONAL INFORMATION

     This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that before making a decision on whether to tender your options you review the Schedule TO, including its exhibits, and all documents filed with the SEC by Microtune prior or subsequent to the date of this Offer, including, but not limited to the following materials:

     1. Microtune's annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 13, 2002.

     2. Microtune's quarterly report on Form 10-Q, which contains Microtune's financial statements for the quarter ended September 30, 2002 and which was filed with the SEC on November 12, 2002.

These filings, our other annual, quarterly and current reports, our proxy statements, our other SEC filings and our future SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at the following Commission address:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and certain of our SEC filings are also available at Microtune's Internet site at http://www.Microtune.com.

     Our common stock is quoted on the Nasdaq National Market under the symbol "TUNE" and our SEC filings can be read at the following Nasdaq National Market address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

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

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Microtune, Inc., Attn.: Barbara Ureste, 2201 10th Street, Plano, Texas 75074, or by telephoning Barbara Ureste at telephone number (972) 673-1838.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Microtune should be read together with the information contained in the documents to which we have referred you.

     21. MISCELLANEOUS

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE LETTER FROM DOUGLAS J. BARTEK DATED OCTOBER 1, 2002 AND THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

October 1, 2002                             MICROTUNE, INC.

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